Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-4 of SmartFinancial, Inc. of our reports dated March 16, 2021, with respect to the consolidated financial statements of SmartFinancial, Inc. and Subsidiary and the effectiveness of internal control over financial reporting, included in SmartFinancial Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

June 25, 2021